UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Cumulus Announces Multi-Year Contract Extension for CEO & President Lew Dickey

Robert H. Sheridan III to Retire from Cumulus Board in May

Media Industry Veteran, Mary G. Berner, Nominated to the Board

Lead Director Jeff Marcus Named Non-Executive Chairman

ATLANTA, April 28, 2015 — Cumulus Media Inc. (NASDAQ: CMLS) today announced that the Company has entered into a multi-year extension of co-founder Lew Dickey’s Employment Agreement, Under the terms of the extension, Mr. Dickey will continue to serve as President and Chief Executive Officer, and a member of the Board of Directors, through 2018. He will continue in his role directing the Company’s strategic development, and will be responsible for day-to-day operational oversight of Cumulus’ broadcasting stations, networks and strategic investments. “Our Board is grateful that Lew Dickey, who has built Cumulus into a leading national media business, has renewed his commitment to lead the company into the future. I look forward to continuing to collaborate with Lew to build value for our shareholders”, said Board member Jeff Marcus.

Cumulus also announced that long-time director Robert H. (“Trey”) Sheridan, III, of Ridgemont Equity Partners, will retire when his term ends at the 2015 annual meeting of stockholders, and that the Board has nominated Mary G. Berner to stand for election to fill the vacancy created on the Board by Mr. Sheridan’s retirement. Ms. Berner is the current President and Chief Executive Officer of MPA – The Association of Magazine Media (“MPA”), the industry association for multi-platform magazine media companies. Prior to running MPA, Ms. Berner led some of the most storied media brands, including Glamour, TV Guide, W, Women’s Wear Daily, Details, Brides, The Family Handyman and Every Day with Rachael Ray. She brings to the Board deep media experience, operational expertise and cross-platform perspectives. “We are fortunate to be adding Mary Berner to our Board, where her insights and experience will be valuable as we continue to position the company for long-term success in the changing media landscape,” Dickey said.

In light of the additional operational responsibilities assumed by Lew Dickey in November, 2014, the Company announced that veteran media executive Jeffrey Marcus, currently the Company’s Lead Director, has been appointed as non-executive Chairman of the Board of Directors. Mr. Marcus is a partner with Crestview Partners, the largest stockholder of Cumulus, where he leads Crestview’s media investment strategy. He has been a member of the Board of Directors of Cumulus, and its Lead Director, since Crestview’s investment in Cumulus in September 2011.

ABOUT CUMULUS MEDIA

Cumulus Media Inc. (CMLS) combines high-quality local programming with iconic, nationally syndicated media, sports and entertainment brands in order to deliver premium choices for listeners, provide substantial reach for advertisers and create opportunities for shareholders. As the largest pure-play radio broadcaster in the United States, Cumulus provides exclusive content that is fully distributed through approximately 460 owned-and-operated stations in 90 U.S. media markets (including eight of the top 10), approximately 8,500 broadcast radio affiliates and numerous digital channels. Cumulus is well-positioned in the widening digital audio space through a significant stake in the Rdio digital music service, featuring over 30 million songs on-demand in addition to custom playlists and exclusive curated channels. Cumulus is also the leading provider of country music and lifestyle content through its NASH brand, which serves country fans through radio programming, NASH Country Weekly magazine, concerts, licensed products and television/video. For more information, visit www.cumulus.com.

CONTACT

Davidson Goldin

david@goldin.com

212 319 3451 x640